THE LAW OFFICES OF DAVID D. JONES, P.C.
518 Kimberton, # 134
Phoenixville, PA  19460
(610) 718-5381  (phone)
(610) 718-5391  (facsimile)
davidjones@enter.net  (e-mail)

Hughes Funds, Inc.                                             April 13, 1999
741 Cox Road
Moorestown, NJ  08057

Dear Sirs:

As counsel to Hughes Funds, Inc. (the "Company"), a corporation organized under the laws of the State of Maryland, I have been asked to render my opinion with respect to the issuance of an indefinite number of shares of beneficial interest of the Company (the "Shares") representing proportionate interests in The Hughes Growth Fund, The Hughes Technology Fund, The Hughes Health Care Fund, and The Hughes Financial Services Fund (the "Funds"). The Shares of the Funds are each a series of the Company consisting of two classes of shares, all as more fully described in the Prospectus and Statement of Additional Information contained in the Registration Statement on Form N-1A, to which this opinion is an exhibit, to be filed with the Securities and Exchange Commission.

I have examined the Company's Articles of Incorporation, by-laws, the Prospectus and Statement of Additional Information contained in the Registration Statement, and such other documents, records and certificates as deemed necessary for the purposes of this opinion.

Based on the foregoing, I am of the opinion that the Shares, when issued, delivered and paid for in accordance with the terms of the Prospectus and Statement of Additional Information, will be legally issued, fully paid, and non-assessable by the Company. I also give my consent for the Corporation to include this opinion as an Exhibit to the Corporation's Registration Statement on Form N-1A.

Very Truly Yours,

David D. Jones
Attorney & Counselor at Law